Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Marten Transport, Ltd.

We consent to the incorporation by reference in the registration statements (Nos. 333-81494, 33-75648 and 333-128168) on Form S-8 of Marten Transport, Ltd. of our report dated March 13, 2009, relating to the consolidated balance sheets of Marten Transport, Ltd. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, cash flows, and changes in stockholders’ equity and the financial statement schedule for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which report is included in the December 31, 2008 annual report on Form 10-K of Marten Transport, Ltd.

/s/ KPMG LLP

Minneapolis, Minnesota
March 13, 2009